Exhibit 99.1

                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION ANNOUNCES NEW REVOLVING CREDIT FACILITY

ELYRIA, Ohio - (January 19, 2004) - Invacare Corporation (NYSE: IVC) today announced that it has entered into a new revolving credit facility for a five-year term. The $450 million credit facility replaces the previous $325 million facility and refinances the bridge loan in place to fund the purchase of WP Domus GmbH in September 2004. The new facility also has a provision to allow Invacare and its banks to increase the facility by an additional $100 million to $550 million. The Company's spread at which it borrows above LIBOR has been reduced from a range of 0.675% to 1.4% under the previous facility to a range of 0.35% to 0.675% under the new facility.

Gregory C. Thompson, senior vice president and chief financial officer, stated "Invacare is pleased to complete the renegotiation of its credit facility on favorable terms. The strong interest from the bank group in entering into this new facility reflects Invacare's sound financial condition and market leadership in its industry."

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,700 associates and markets its products in 80 countries around the world. For more information about the Company and our products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers)both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

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